Exhibit 5.1

February 13, 2009

S&T Bancorp, Inc.

800 Philadelphia Street

Indiana, Pennsylvania 15701

Ladies and Gentlemen:

We have acted as special counsel to S&T Bancorp, Inc., a Pennsylvania corporation (the “Company”), in connection with the preparation of a registration statement on Form S-3 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), the following securities of the Company: (i) 108,676 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”); (ii) a warrant dated January 16, 2009 to purchase up to 517,012 shares of the Company’s common stock (the “Warrant”); (iii) 517,012 shares of common stock underlying the Warrant (the “Warrant Shares”); and (iv) depositary shares representing fractional interests in the Series A Preferred Stock (the “Depositary Shares”), which may be resold in lieu of whole shares of Series A Preferred Stock in the event the United States Department of the Treasury (the “Treasury”) requests that the Company deposit the Series A Preferred Stock held by Treasury with a depositary under a depositary arrangement entered into in accordance with the terms of the Purchase Agreement (as defined below). The Series A Preferred Stock and Warrant were issued by the Company to the Treasury on January 16, 2009, pursuant to that certain Letter Agreement, dated as of January 16, 2009, between the Company and Treasury (including the schedules thereto and the “Securities Purchase Agreement Standards Terms” attached as Exhibit A thereto, the “Purchase Agreement,” and together with the Warrant, the “Transaction Documents”), in connection with Treasury’s Troubled Asset Relief Program Capital Purchase Program.

In connection with rendering the opinions set forth in this letter, we have examined and relied exclusively upon the following documents (the “Reviewed Documents”):

1. the Purchase Agreement;

2. a copy of the Warrant;

3. the Registration Statement;

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February 13, 2009

4. a copy of the resolutions adopted by the Board of Directors of the Company on November 10, 2008, certified by the Secretary of the Company as being true and complete and in full force and effect as of the date hereof;

5. a copy of the Bylaws of the Company, certified by the Secretary of the Company as being true and complete and in full force and effect as of the date hereof; and

6. a copy of the Articles of Incorporation of the Company, certified by the Secretary of the Commonwealth of Pennsylvania as of December 15, 2008.

The opinions set forth herein are subject to the following qualifications, which are in addition to any other qualifications contained herein:

a. We have assumed without verification the genuineness of all signatures on all documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the legal capacity of each individual who signed a document reviewed by us.

b. The opinions set forth herein are based on existing laws, ordinances, rules, regulations and judicial and administrative decisions as they presently have been interpreted by courts and we can give no assurances that our opinions would not be different after any change in any of the foregoing occurring after the date hereof.

c. We have assumed without verification that, with respect to the minutes of any meetings of the Board of Directors or any committees thereof of the Company or of the shareholders of the Company that we have examined, due notice of the meetings was given or duly waived, the minutes accurately and completely reflect all actions taken at the meetings and a quorum was present and acting throughout the meetings.

d. We have assumed without verification the accuracy and completeness of all corporate records made available to us by the Company.

e. We do not express any opinion as to matters arising under the laws of any jurisdiction other than United States federal laws and the Pennsylvania Business Corporation Law (the “PBCL”), each as in effect as of the date of this letter. We are not members of the Bar of the Commonwealth of Pennsylvania and have not obtained any opinions of local counsel. Insofar as the opinion expressed herein relate to the PBCL, we have relied exclusively on the latest standard compilation of such statute as reproduced in commonly accepted unofficial publications available to us.

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February 13, 2009

f. We have assumed without verification that (1) all agreements referred to herein have been duly authorized, executed and delivered by the parties thereto (excluding the Company), are within the corporate powers of such parties, and are the legal, valid and binding obligation(s) of such parties and that such parties (excluding the Company) are in compliance with all applicable laws, rules and regulations governing the conduct of their respective businesses, (2) such agreements will be enforced in circumstances and in a manner that are commercially reasonable, and (3) with respect to factual matters, all representations and warranties of the Company in such agreements are true and correct.

g. We have assumed that the terms and conditions of the transactions contemplated by the Transaction Documents, as reflected in the Transaction Documents, have not been amended, modified or supplemented by any other agreement, action or understanding of, by or between any party, and there has been no waiver, either express or implied, of any term, condition or provision of the Transaction Documents.

Based on the foregoing, upon the assumption that there will be no material changes in the documents we examined and the matters investigated referred to above, we are of the opinion that:

1. The shares of Series A Preferred Stock have been duly authorized and validly issued, and are fully paid and non-assessable under the PBCL as in effect on this date.

2. The Warrant has been duly authorized and constitutes a valid and binding obligation of the Company.

3. The Warrant Shares have been duly authorized and upon issuance in connection with the exercise of the Warrant in accordance with the terms thereof, including payment to the Company of the exercise price for such shares in full, such Warrant Shares will be validly issued, fully paid and non-assessable under the PBCL as in effect on this date.

4. With respect to any Depositary Shares that may be issued, when: (a) the related deposit agreement has been duly authorized and validly executed and delivered by the Company and by an entity appointed as depositary (the “Depositary”) by the

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February 13, 2009

Company deemed acceptable to Treasury in accordance with the Purchase Agreement and meeting the qualifications stated in the related deposit agreement; (b) the terms of the Depositary Shares and of the issuance and sale thereof have been established so as to not violate any applicable law or the Company’s charter or bylaws; (c) the related shares of Series A Preferred Stock have been deposited with the Depositary; and (d) the depositary receipts representing the Depositary Shares have been duly executed, authenticated, countersigned, registered and issued, sold and delivered in the manner and for the consideration stated in the applicable deposit agreement and the applicable definitive purchase, underwriting or similar agreement, upon payment of the consideration therefor provided for therein, the Depositary Shares will be validly issued, fully paid and nonassessable under the PBCL as in effect on this date.

This letter does not address any matters other than those expressly addressed herein. This letter speaks only as of the date hereof. We undertake no responsibility to update or supplement it after such date.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to reference us under the caption “Legal Matters” in the Prospectus included therein. In giving this consent, we do not hereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

ARNOLD & PORTER LLP

/s/ Robert B. Ott

Robert B. Ott